Exhibit 8.1

June 15, 2005	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Ferrellgas Partners, L.P. 7500 College Boulevard, Suite 1000 Overland Park, KS 66210
Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special tax counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Partnership”) in connection with the preparation of (i) the Partnership’s Registration Statement on Form S-3, as amended (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) and declared effective by the Commission on June 11, 2003, relating to the offering from time to time of up to $500,000,000 of securities of, among others, the Partnership, including common units representing limited partner interests of the Partnership, (ii) the prospectus contained in the Registration Statement (the “Base Prospectus”) and (iii) the final prospectus supplement to the Base Prospectus dated June 9, 2005, and filed with the Commission on June 10, 2005 (the “Final Prospectus”). In formulating our opinion referred to below, we have participated in the preparation of the discussion set forth under the heading “Tax Consequences” in the Base Prospectus and the heading “Tax Considerations” in the Final Prospectus.

In connection therewith, we have reviewed and relied upon (i) the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, (ii) the Third Amended and Restated Agreement of Limited Partnership of Ferrellgas, L.P. (the “Operating Partnership”), (iii) the Registration Statement, (iv) the Base Prospectus, (v) the Final Prospectus and (vi) such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinion expressed herein. In addition, we have relied upon certain representations made by an officer of Ferrellgas, Inc., the general partner of the Partnership and the Operating Partnership, relating to the organization and actual and proposed operation of the Partnership and the Operating Partnership.

For purposes of our opinion, we have not made an independent investigation of the facts set forth in the foregoing documents. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts. In rendering our opinion, we have also assumed that all terms and provisions of such documents will be complied with by all parties thereto and are enforceable under applicable law. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way.

Berlin Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles New York Palo Alto Paris Washington, D.C.

Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Mayer, Brown Rowe & Maw LLP
Ferrellgas Partners, L.P.
June 15, 2005
Page 2

Our opinion expressed herein is also based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.

The opinion expressed herein is limited to the federal laws of the United States. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

Based upon and subject to the foregoing, the statements set forth in the Base Prospectus under the heading “Tax Consequences” and the statements set forth in the Final Prospectus under the heading “Tax Considerations,” to the extent that they constitute legal conclusions and subject to the qualifications set forth therein, constitute our opinions as to the matters set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K as filed with the Commission on June 15, 2005 and to the reference to our firm in the Base Prospectus and the Final Prospectus. In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, the Base Prospectus or the Final Prospectus, including this opinion as an exhibit or otherwise.

Sincerely,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP